Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2023
May 2, 2023

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s first quarter 2023 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion, as well as certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the First Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on May 9th, 2023. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
I’ll start on Slide 3 to talk about our key messages from today’s call, which we will expand on later in our prepared remarks.
Our first quarter GAAP EPS from continuing operations was $0.09, and adjusted EPS from continuing operations was $0.07, up $0.04 year over year.
We ended the quarter with our Future Lease Rate Differential, or FLRD, at 44.3%. The FLRD calculates the implied change in lease rates for railcar leases expiring over the next four quarters by applying the most recently transacted quarterly lease rate for each railcar type. And our lease fleet utilization improved this quarter to 98.2%, reinforcing that the railcar market remains tight.
We are re-confirming our 2023 EPS guidance of $1.50 to $1.70. We are confident in our ability to achieve these results as we look forward in 2023. We expect to see segment operating margins up significantly as we take advantage of the operating leverage of the business, manufacturing backlog, and strong railcar lease environment.
And finally, in the first quarter, we completed our acquisition of RSI Logistics, a data-centric provider of proprietary rail logistics software and management solutions. I’ll discuss this acquisition and how it fits into our digital strategy later in my prepared remarks.
And now, let’s turn to Slide 4 for a market update.
Starting on the top left, despite intermodal pulling down rail traffic, carloads are up almost 4% year over year. We’re encouraged to see that rail service issues appear to be improving with higher train speeds and shorter dwell times, but overall performance still has room to improve. Near shoring activities, trucking labor headwinds, and heightened interest in ESG continue to foster pent-up demand for rail transportation. Even as railroad service continues to improve, the pent-up demand will continue to drive more rail volume despite uncertain macroeconomic conditions.
Moving to the top right graph, the continued railroad service headwinds are keeping populations of the North American railcar fleet out of storage. At the beginning of April, the AAR reported that more than 82% of the fleet was active, representing a meaningful month over month and year over year improvement. Covered hoppers, primarily for agricultural markets, and open hoppers, for construction materials, metals, and coal, have seen the greatest recent improvement. It’s also worth noting that tank cars are at the lowest level of storage since this metric began in 2016.
Moving to the bottom of this slide, positive commercial momentum continues for our lease fleet. I’ve already mentioned that our FLRD is above 44%, which is a significant step up from last quarter. What we find especially encouraging is that we see improvement in virtually all railcar types in our fleet. The highest increases are coming from our tank car fleet, which has lagged the freight car recovery in recent years. Our lease fleet utilization improved to 98.2%, and we remain optimistic about lease rate growth in the coming quarters given the tight existing railcar market, higher interest rates, and the current inflationary environment. Furthermore, as we lock in substantially higher lease rates, we are also increasing the term of the leases, which gives us confidence in longer-term revenue generation.

We delivered 4,045 railcars in the quarter and received orders for 2,690. We exited the first quarter with a backlog of 30,915 railcars valued at $3.7 billion. Inquiry levels remain supportive of replacement-level demand over the next several years, especially in several key railcar fleets including covered hoppers, gondolas, autoracks, and boxcars. We have been selective in our go-to market strategy in order to maintain steady manufacturing performance through the cycle. Furthermore, this recovery has been supply-led, which has made for a stable market driven by replacement-level demand.
Slide 5 shows the first quarter performance year over year. Our quarterly revenue of $642 million was up 36% compared to a year ago, and our first quarter adjusted EPS of $0.07 was up 133%. While our cash flow from continuing operations in the quarter of $103 million was up 260%, our adjusted free cash flow of $36 million was down 24%. Many moving pieces drove these numbers, and the timing of railcar sales creates variability in free cash flow. I want to start by talking about segment performance and later Eric will discuss cash flow.
Please turn with me to Slide 6 for segment results, starting at the top with the leasing segment.
Leasing segment revenue in the first quarter of $204 million reflects improved renewal rates and higher utilization. Our renewal success rate of 80% in the quarter, increased utilization, and a high FLRD are evidence that market rates are rising and customers are holding onto their railcars and understand the economics of a tight market with elevated interest rates and rising lease rates. Our FLRD has been positive for seven consecutive quarters and, as we continue to raise lease rates, we expect continued revenue growth in this segment.
Leasing and management operating profit margins were 35.4% in the first quarter. Margins were slightly down sequentially due to increased maintenance expense, as well as depreciation expenses because of higher sustainable railcar conversion activity. Remember, sustainable railcar conversions are a cash accretive action for Trinity as they extend the usable life of assets at attractive returns on invested capital. We expect leasing margins to improve as lease rates push upward and these expenses stabilize.
In the Rail Products segment, quarterly revenue was slightly down sequentially due to a lower volume of deliveries compared to the fourth quarter. However, segment revenue was up 63% year over year, reflecting significantly higher deliveries in manufacturing.

Our operating margins in the Rail Products segment came in at 4.0% in the first quarter, an improvement sequentially and year over year. However, these margins are still lower than we would like and reflect a challenging labor environment. The accelerated pace of hiring and onboarding has affected productivity, given the volume of new employees and the need for training. While these issues, along with continued rail service and supply chain issues, continued to affect us through the first quarter, we see improvement across the board. We are optimistic that we are through the worst. All that to say, we expect to see operating margin improve substantially through the year and expect high single-digit margins in this segment.
Turning to Slide 7, we remain focused on our strategic initiatives, and this quarter I want to highlight the work we’re doing to improve the rail supply chain.
As I mentioned at the top of the call, we completed our acquisition of RSI Logistics, a data-centric provider of proprietary software and logistics and terminal management solutions to the North American rail industry. We are excited about this acquisition and the capabilities it gives us. I want to step back and talk about our rail services journey and how this acquisition fits into the future state of our business. Please turn to Slide 8.
Our proprietary Trinsight platform was enhanced with our acquisition of Quasar last year. These businesses give us access and insight into unique data and analytics about railcars, including asset health, shipment condition, location, and yard management. The RSI Logistics acquisition added a full suite of logistics capabilities to our digital portfolio, including shipment execution software and services to efficiently manage rail logistics, transloading, and warehousing solutions.
Our goal is to help our customers optimize their supply chain by making shipments more visible and data real-time and easily accessible. We are creating an end-to-end platform to help our customers safely, efficiently, and predictably bring their products from the point of origin to the point of use.
We are working with industry leaders and channel partners toward broader network integration and optimization through initiatives like RailPulse. Customer feedback on the RSI acquisition has been very positive. Specifically, their transloading and turnkey rail logistics solutions are seen as leaders in the industry, giving our customers an enhanced offering all in one place. We look forward to continuing the integration of this business into Trinity as we work toward a better digital solution for rail shippers.

Eric will talk about full-year expectations in a minute, but I wanted to close by talking about some of the key themes we are seeing that keep us optimistic.
We significantly ramped up hiring in the fourth quarter of 2022 and the first quarter of 2023 and are spending time training those employees. We believe labor has largely stabilized, and we expect substantial efficiency improvement with a more experienced employee base in the second half of the year. The rail services issues that plagued us in 2022, specifically around the border, have largely been resolved. And, while there is still some variation in our supply chain, we have learned to operate through it and do not view this as a significant issue in the future.
We expect revenue to improve on both sides of our business, with higher deliveries and lease rates. We expect margin improvement on both sides of our business, with better efficiency and moderated maintenance expenses. While our first quarter results were dampened, the fundamental strength in our industry is evident, and we are excited about the year ahead as those trends persist and we see an easing of the headwinds.
And finally, since we last spoke in February, I’m proud to report that Trinity has released our 2022 Annual Report and will soon file our 2023 Corporate Social Responsibility report. Regarding our CSR report, we have made progress as a company, and I wanted to preview a few highlights from the report with you today.
First, we’ve achieved our third party limited assurance of Scope 1 and Scope 2 greenhouse gas metrics. Also, for the first time, we are tying executive compensation to environmental metrics, like year over year energy reduction and water usage. Diversity, Equity, and Inclusion metrics will continue to be connected to compensation as well. Our CSR report has excellent information, and I encourage you to check it out and hold us accountable for continued improvement.
In terms of safety, we have reduced our nonfatal occupational injuries and illnesses by 27% over the last three years. I’m proud to say that by putting safety first, and always focusing on continuous improvement, we are now 40% better than the industry.
And now I’ll turn the call over to Eric to review our financial results.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Good morning everyone.

Please turn to Slide 9, where we will discuss consolidated financial results.
In the first quarter, revenue of $642 million improved sequentially and year over year due to higher external railcar deliveries and improved pricing. Our adjusted earnings per share of $0.07 was up year over year but down sequentially, due to lower lease portfolio sales in the first quarter. Lease portfolio sales were $57 million in the first quarter with a gain of $14 million.
Our earnings were aided by a 217% tax benefit. Several moving pieces affected our tax rate in the quarter, and I’ll discuss those briefly. In our TRIP leasing subsidiary, we released stranded tax assets previously recorded in AOCI and recorded an income tax benefit of $11.9 million, $7.5 million of which relates to noncontrolling interest. This results in a net $4.4 million positive impact on net income.
Our tax rate also benefited by a $4.0 million change in valuation allowances.
These items were partially offset by a re-measurement of net deferred tax liabilities due to the RSI acquisition, resulting in an increase in deferred tax expense of $3.2 million in the quarter.
Moving to the cash flow statement, our cash flow from continuing operations in the quarter was $103 million, and adjusted free cash flow was $36 million after investments and dividends. We did not repurchase any shares in the quarter but paid $21 million in dividends. In terms of investing activity, our fleet additions totaled $192 million, including deliveries, modifications, and secondary market additions; offset by lease portfolio sales of $57 million, bringing our net fleet investment in the quarter to $135 million. Lease portfolio sales were low in the quarter, and we expect this number to be fairly lumpy through the year, but we are on track for our net fleet investment full year guidance of $250 to $350 million. Our investment of $7 million in manufacturing and general capital expenditures is also on pace for our full-year guidance.
Turning to Slide 10. We currently have liquidity of $451 million, which includes cash and equivalents, revolver availability, and warehouse availability. In the first quarter, we amended our revolving credit facility to increase the total facility commitment from $450 million to $600 million to enhance our liquidity and flexibility.
We are maintaining higher working capital, which we view necessary to support higher levels of deliveries and the current supply chain landscape.
Higher interest rates have impacted our debt profile. Our debt remains approximately 80% fixed rate, but the impact of higher short term rates along with higher debt balances has increased our interest expense over the last year. In the first quarter, net interest expense of $62 million was up $19 million year over year and will be a headwind to our earnings this year.
And, finally, our loan-to-value for the wholly-owned lease portfolio is 65.0%, in line with our target range.
I’ll conclude my prepared remarks on Slide 11 with our outlook and guidance.
Our outlook remains relatively unchanged from our fourth quarter call. We view North American industry deliveries in the range of 40 thousand to 45 thousand railcars, representing replacement level demand. We expect a net lease fleet investment of $250 million to $350 million for the year, in line with our three-year target. We expect manufacturing and general capital expenditures of $40 million to $50 million for the year, representing investments in safety, efficiency, and automation. We expect to achieve our revised three-year cash flow from operations target of $1.2 to $1.4 billion.
And finally, we are affirming our 2023 adjusted EPS from continuing operations guidance of $1.50 to $1.70 per share. Given that we reported $0.07 in the first quarter, we believe that this guidance shows we expect meaningful improvement in our Rail Group margins in the second half of the year and continued lease rate increases in the Leasing segment.
In conclusion, as we have increased deliveries over the last several quarters, we have not been able to achieve the necessary efficiency levels to get the margins we expect. As more of our employees are onboarded and trained, we expect to see that efficiency improve and financial results to reflect that as the year progresses.
As we said last quarter, improvement does not happen overnight, but the work we have done to attract, train, and retain our workforce will be visible in our results as the year progresses, and we look forward to sharing our progress with you.
And now, operator, we are ready for the first question.
(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you, and thank you again everyone for joining us this morning.

We believe 2023 is going to be a great year for Trinity, with significant improvements through the year in terms of revenue and operating profit in both of our operating segments. We have a talented and motivated workforce, and we look forward to sharing our progress with you through the year.
Thank you again for your continued support.